                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:

                         [ ] PRELIMINARY PROXY STATEMENT
        [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
                                RULE 14a-6(e)(2))
                         [X] DEFINITIVE PROXY STATEMENT
                       [ ] DEFINITIVE ADDITIONAL MATERIALS
         [ ] SOLICITING MATERIAL PURSUANT TO 240.14A-11(c) OR 240.14A-12

                         PACIFICARE HEALTH SYSTEMS, INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.

  [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(i)(4) AND 0-11.

       (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

           (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

      (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE
           FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

              (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

                               (5) TOTAL FEE PAID:

               [ ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

    [] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS
   PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER,
               OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

                           (1) AMOUNT PREVIOUSLY PAID:

                (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

                                (3) FILING PARTY:

                                 (4) DATE FILED:

                        PACIFICARE HEALTH SYSTEMS, INC.
                             3120 LAKE CENTER DRIVE
                          SANTA ANA, CALIFORNIA 92704
                                 (714) 825-5200

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of PacifiCare Health Systems, Inc. to be held at the PacifiCare Health Systems Learning and Conference Center, 3515 Harbor Blvd., Costa Mesa, California 92626 on June 22, 2000 at 10:00 a.m., Pacific Daylight Savings Time.

     At the meeting, we will elect four Directors of PacifiCare for three-year terms. Your Board has approved the four nominees for Directors and strongly recommends that you vote "FOR" the election of the four Directors.

     Attached is a proxy statement that provides you with a detailed description of the reasons for the Board of Directors' recommendations. It also contains the biographies of the four Director nominees.

     A plurality of the shares of common stock is required to vote for the election of the four Director nominees.

     It is important that your shares be represented and voted at the meeting, whether or not you plan to attend in person. PLEASE COMPLETE, SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE.

                                          Sincerely,

                                          /s/ ALAN R. HOOPS
                                          Alan R. Hoops
                                          President and Chief Executive Officer

                        PACIFICARE HEALTH SYSTEMS, INC.
                             3120 LAKE CENTER DRIVE
                          SANTA ANA, CALIFORNIA 92704
                                 (714) 825-5200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 22, 2000

To the Stockholders of PacifiCare Health Systems, Inc.:

     The Annual Meeting of Stockholders of PacifiCare Health Systems, Inc., a Delaware corporation, will be held at the PacifiCare Health Systems Learning and Conference Center, 3515 Harbor Blvd., Costa Mesa, California 92626 on June 22, 2000 at 10:00 a.m., Pacific Daylight Savings Time, to vote on the following matters:

     (1) To elect four Directors of PacifiCare for three-year terms; and

     (2) To transact other business properly coming before the meeting.

     Only stockholders who owned shares of our stock at the close of business on May 12, 2000 are entitled to vote at the meeting and will receive a proxy card. We invite all of our stockholders to attend the meeting in person.

     Your attention is directed to the accompanying proxy statement and proxy card. Whether or not you intend to be present, you are requested to COMPLETE, DATE AND SIGN THE APPROPRIATE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE. Your prompt cooperation is greatly appreciated.

                                          By order of the Board of Directors

                                          /s/ ALAN R. HOOPS
                                          Alan R. Hoops
                                          President and Chief Executive Officer

Santa Ana, California
May 19, 2000

                         NOTICE TO PARTICIPANTS IN THE
                        PACIFICARE HEALTH SYSTEMS, INC.
                        SAVINGS AND PROFIT-SHARING PLAN

Ladies and Gentlemen:

     As a participant in the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan or 401(k) Plan, you have certain voting rights in PacifiCare's common stock.

     At PacifiCare's Annual Meeting of Stockholders to be held at the PacifiCare Health Systems Learning and Conference Center, 3515 Harbor Blvd., Costa Mesa, California 92626 on June 22, 2000 at 10:00 a.m., Pacific Daylight Savings Time, PacifiCare's stockholders will be asked to consider and vote on the following matters:

     (1) To elect four Directors of PacifiCare for three-year terms; and

     (2) To transact other business properly coming before the meeting.

     The proxy statement is being mailed to 401(k) Plan participants who have rights in PacifiCare's common stock as of the close of business on May 12, 2000.

     Wells Fargo Bank is the trustee of the 401(k) Plan and holds all shares of PacifiCare's common stock allocated to the 401(k) Plan. The 401(k) Plan requires the Trustee to solicit voting instructions from you and to vote your shares of common stock in accordance with your instructions. Under the 401(k) Plan, you are designated as a "named fiduciary" for voting purposes and as a named fiduciary, you are entitled to instruct the Trustee as to how to vote all shares of PacifiCare common stock allocated to your 401(k) Plan account.

     You should understand that by signing and returning the enclosed Voting Instruction Card, you are accepting the designation as a named fiduciary of the 401(k) Plan. Accordingly, you should exercise your voting rights prudently.

CONFIDENTIAL INSTRUCTIONS

     The attached proxy statement provides you with the biographies of the four Director nominees. For your information, as explained in the attached proxy statement, the Board of Directors recommends a vote:

     "FOR" the election of the four Directors;

     However, the Trustee makes no recommendation with respect to your voting decisions. IN YOUR COMPLETE DISCRETION, YOU MAY FOLLOW PACIFICARE'S BOARD OF DIRECTORS' RECOMMENDATIONS OR YOU MAY VOTE DIFFERENTLY ON ANY OR ALL ISSUES. As provided in the 401(k) Plan, your voting instructions will be kept confidential and will not be disclosed by the Trustee to any person, except as may be necessary to tabulate your voting instructions.

HOW THE VOTES ARE COUNTED

     IF THE TRUSTEE RECEIVES A VOTING INSTRUCTION CARD FROM YOU ON TIME, IT WILL VOTE THE SHARES OF COMMON STOCK ALLOCATED TO YOUR 401(k) PLAN ACCOUNT AS YOU INSTRUCT. IF THE TRUSTEE DOES NOT RECEIVE A VOTING INSTRUCTION CARD FROM YOU ON TIME, THE TRUSTEE WILL VOTE THE SHARES OF COMMON STOCK ALLOCATED TO YOUR 401(k) PLAN ACCOUNT IN ACCORDANCE WITH THE INSTRUCTIONS OF THE OTHER PARTICIPANTS WHO PROVIDE TIMELY VOTING INSTRUCTIONS TO THE TRUSTEE. IF YOU SIGN AND TIMELY RETURN A VOTING INSTRUCTION CARD WITHOUT INDICATING A VOTE, THE TRUSTEE WILL VOTE THE SHARES OF COMMON STOCK ALLOCATED TO YOUR 401(k) PLAN ACCOUNT IN ACCORDANCE WITH PACIFICARE'S BOARD OF DIRECTORS' RECOMMENDATIONS LISTED ABOVE.

COMPLETE YOUR VOTING

     ChaseMellon Shareholder Services has been asked to receive and tabulate your voting instructions on behalf of the Trustee. In order for your voting instructions to the Trustee to be effective, YOU MUST COMPLETE, SIGN AND DATE THE ACCOMPANYING VOTING INSTRUCTION CARD AND RETURN IT TO CHASEMELLON SHAREHOLDER SERVICES IN THE ENCLOSED PRE-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE. YOUR VOTING INSTRUCTION CARD MUST BE RECEIVED NO LATER THAN THE CLOSE OF BUSINESS ON JUNE 20, 2000. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

Dated: May 19, 2000

                                          WELLS FARGO BANK (Trustee)

                        PACIFICARE HEALTH SYSTEMS, INC.
                             3120 LAKE CENTER DRIVE
                          SANTA ANA, CALIFORNIA 92704
                                 (714) 825-5200

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Information About the Annual Meeting
  Questions and Answers.....................................    1
  Proposal -- Re-Election of Directors......................    3
Company Information
  Nominee Biographies.......................................    4
  The Board of Directors....................................    4
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    6
  Executive Officers and Directors Other Than Nominees......    7
  Executive Compensation....................................   11
  Option Grants in Last Fiscal Year.........................   14
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year-End Option Values.................................   16
  Compensation of Directors.................................   18
  Report of the Compensation Committee......................   19
  Performance Graph.........................................   23
  Certain Relationships and Related Transactions............   23
  Compliance With Section 16(a) of the Securities Exchange
     Act....................................................   24
Relationship of Certified Public Accountants................   24
Other Matters to Come Before the Annual Meeting.............   24
Stockholders' Proposals.....................................   24

                              PROXY STATEMENT FOR

                       ANNUAL MEETING OF STOCKHOLDERS OF
                        PACIFICARE HEALTH SYSTEMS, INC.
                          TO BE HELD ON JUNE 22, 2000

                  APPROXIMATE DATE OF MAILING PROXY STATEMENT
                     AND PROXY TO STOCKHOLDERS MAY 19, 2000

PROXY SOLICITATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of PacifiCare(R) Health Systems, Inc. of proxies for the Annual Meeting of Stockholders to be held on June 22, 2000.

     This proxy statement is being mailed to the holders of PacifiCare's common stock, par value $0.01 per share. Only the holders of common stock of record at the close of business on May 12, 2000, are entitled to vote at the meeting.

     It is important that your shares of common stock be represented at the annual meeting whether or not you plan to attend. Accordingly, you are asked to sign, date and return the proxy card to ensure that your shares of common stock are voted. Shares cannot be voted at the meeting unless the stockholder is represented by proxy or is present in person. The shares of common stock represented by the proxy will be voted in accordance with the specifications or other indications set forth on the proxy card.

     The following question-and-answer format presents important information regarding the annual meeting and the proxy statement.

Q: WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A: You are receiving a proxy statement and proxy card from us because you own shares of PacifiCare's common stock. This proxy statement describes issues on which we would like our stockholders to vote and provides you with information on these issues so that you can make an informed decision.

     When you sign the proxy card, you appoint David A. Reed and Terry O. Hartshorn as your representatives at the meeting. At the meeting, Mr. Reed and Mr. Hartshorn will vote the shares as instructed on the proxy card. This way your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

     If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Reed and Mr. Hartshorn will vote your shares, under your proxy, in accordance with their best judgment.

Q: WHAT AM I VOTING ON?

A: We are asking you to vote on:

     The election of four Directors for three-year terms.

     More information on the nominees for election to our Board is contained in other sections of this proxy statement.

Q: WHO IS ENTITLED TO VOTE?

A: Only holders of PacifiCare common stock who owned their shares of stock as of May 12, 2000 are entitled to vote at the meeting. On May 12, 2000, there were 35,186,000 shares of common stock issued and outstanding and entitled to vote. If you hold common stock, you are welcome to attend the annual meeting.

Q: HOW DO I VOTE MY SHARES?

A: You may vote by mail by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed proxy card but do not provide voting instructions, the shares will be voted:

     FOR the four named nominees;

     You may vote your shares in person at the meeting. We will pass out written ballots to anyone who wants to, and is entitled to, vote at the meeting. However, if you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting. Holding shares in "street name" means you hold them in an account at a brokerage firm.

     WE ENCOURAGE YOU TO EXAMINE YOUR PROXY CARD CLOSELY TO MAKE SURE YOU ARE VOTING ALL OF YOUR SHARES IN PACIFICARE.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: If you receive two proxy cards it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted. For better customer service, we recommend consolidation of as many transfer agent or brokerage accounts as possible under the same name and address.

Q: WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

A: You may revoke your proxy and change your vote at any time before the polls close at the meeting. To change your vote, you may sign another proxy with a later date or time or by voting at the meeting.

Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

A: If shares are held in street name, the brokerage firm, under certain circumstances, may vote the shares.

     Brokerage firms have authority under certain circumstances to vote customers' unvoted shares on "routine" matters, including election of directors. If you do not vote your proxy, the brokerage firm may either vote the shares on routine matters or leave the shares unvoted. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. If a majority of the outstanding shares is required for approval, the non-vote of these shares will have the same effect as a vote against.

     We encourage you to provide instructions to brokerage firms by voting their proxy. This ensures the shares will be voted at the meeting.

     YOU MAY HAVE GRANTED TO YOUR STOCKBROKER DISCRETIONARY VOTING AUTHORITY OVER YOUR ACCOUNT. YOUR STOCKBROKER MAY BE ABLE TO VOTE YOUR SHARES DEPENDING ON THE TERMS OF THE AGREEMENT YOU HAVE WITH YOUR STOCKBROKER.

Q: HOW DO I VOTE MY 401(k) PLAN SHARES?

A: You will receive a separate voting instruction card for the shares allocated to you under the PacifiCare 401(k) Plan. By completing the voting instruction card, you provide voting instructions to Wells Fargo, the Plan's Trustee, for the shares you hold through the 401(k) Plan.

     If the Trustee does not receive voting instructions from you, the Trustee may vote the shares allocated to you under PacifiCare's 401(k) Plan in the same proportion as the shares voted by all other 401(k) Plan participants. If the Trustee receives a signed but not voted voting instruction card, the Trustee will vote the shares according to the Board's recommendations.

Q: HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A: A majority of PacifiCare's outstanding shares as of May 12, 2000 must be present at the meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the stockholder is either present and votes in person at the meeting, or has properly submitted a proxy card.

Q: HOW ARE VOTES COUNTED?

A: You may vote "for," "against" or "withheld" for all the nominees to PacifiCare's Board of Directors. If you just sign your proxy card with no further instructions, your shares will be counted as a vote FOR each Director.

     Voting results are tabulated and certified by our transfer agent, ChaseMellon Shareholder Services.

Q: HOW MANY AFFIRMATIVE VOTES MUST THE NOMINEES RECEIVE IN ORDER TO BE ELECTED?

A: The four nominees receiving the highest number of "For" votes will be elected as directors. This number is called a plurality and may be less than a majority of votes.

Q: WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR RE-ELECTION?

A: The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If a new nominee is selected, Mr. Reed and Mr. Hartshorn's shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees.

Q: WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting. We will publish the final results in our June 30, 2000 Quarterly Report on Form 10-Q. We will file that report with the Securities and Exchange Commission by the August 2000 deadline. You can get a copy by contacting our Investor Relations Department at
(714) 825-5950, the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room or through the EDGAR system at www.sec.gov.

                            RE-ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Members of the Board of Directors are divided into three classes: Class I, Class II and Class III with four Directors in each class. The terms of the Directors in each of these three classes are staggered and Directors in each of the three classes hold office for a three-year term until their successors have been duly elected and qualified. The current number of authorized members of PacifiCare's Board of Directors is 10. Through an amendment to PacifiCare's bylaws, the authorized number of Directors was reduced to 10 from 12. PacifiCare's certificate of incorporation requires that once the total number of Directors is 10, the number of Directors in each Class shall be changed such that four Directors will be in Class I and three Directors will be in each of Class II and III.

     The terms of the Class I Directors are expiring at the annual meeting. Alan
R. Hoops, Gary L. Leary, Warren E. Pinckert II and David A. Reed are standing for re-election as Class I Directors at the annual meeting. Craig T. Beam and Richard M. Burdge, currently Class I Directors, are retiring from the Board and will not stand for re-election at the annual meeting. Mr. Reed is currently a Class II Director and Mr. Pinckert is currently a Class III Director. The Board reclassified Mr. Pinckert from a Class III Director and Mr. Reed from a Class II Director to Class I Directors to comply with PacifiCare's certificate of incorporation. If re-elected, Messrs. Hoops, Leary, Pinckert and Reed will serve as Class I Directors for a three-year term which expires at the 2003 annual meeting. If elected, Mr. Pinckert will no longer be a Class III Director and Mr. Reed will no longer be a Class II Director. Each of the nominees are presently Directors of PacifiCare and has agreed to serve if elected. Mr. Hoops and Mr. Anderson each have agreed that they will resign as Directors upon appointment of a new CEO and President to succeed Mr. Hoops. If Mr. Hoops resigns before the annual meeting, Mr. Hoops will not stand for re-election and the Board will appoint a successor to fill the vacancy created by Mr. Hoops' resignation. Our Board intends for such successor to stand for re-election at the annual meeting. The persons named in the proxy card intend to vote the proxies in favor of the re-election of the four nominees named above unless the authority is withheld in accordance with the instructions on the proxy card. In the event the nominees named below refuse or are unable to serve as Directors, the persons named as proxies reserve full discretion to vote for any or all persons as may be nominated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees.

                              NOMINEE BIOGRAPHIES

                                                PRESENT POSITION WITH COMPANY (OTHER THAN AS A DIRECTOR),
  DIRECTOR NAME AND AGE    DIRECTOR SINCE           IF ANY; PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
  ---------------------    --------------   -----------------------------------------------------------------
Alan R. Hoops, 52........       1994        Alan R. Hoops has been Chief Executive Officer of PacifiCare since 1993. Mr. Hoops has served as PacifiCare's President since
                                            November 1999, and previously served as President from 1993 to
                                            1998. He served as Chairman of the Board from January 1999 through November 1999.
Gary L. Leary, 65........       1989        On May 1, 1999, Mr. Leary retired from all of his positions with
                                            UniHealth Foundation, except as General Counsel. On April 15,
                                            2000, Mr. Leary retired from his position as General Counsel of
                                            UniHealth Foundation. Mr. Leary served as a Director of UniHealth
                                            Foundation from June through December 1998. He also served as an
                                            Executive Vice President and President of the UniHealth
                                            Foundation from 1998 through May 1999. He continues to be a
                                            Director of several subsidiaries of the UniHealth Foundation. Mr.
                                            Leary was an Executive Vice President and General Counsel of
                                            UniHealth, the foundation's predecessor, from 1992 to 1998. Mr.
                                            Leary is a member of the Governance and Nominating and Real
                                            Estate Committees.
Warren E. Pinckert II,          1985        Mr. Pinckert has been a Director, President and Chief Executive
  56.....................                   Officer of Cholestech Corporation, a medical device manufacturing firm, since 1993. Mr. Pinckert is a member of the Compensation
                                            Committee and is Chairman of the Audit, Finance and Ethics
                                            Committee. Mr. Pinckert is a certified public accountant.
David A. Reed, 67........       1992        David A. Reed has been Chairman of the Board since November 1999.
                                            Mr. Reed currently is the President of DAR Consulting Group and served as past chairman of the American Hospital Association. Mr.
                                            Reed has served as a Director of In-Vitro International since
                                            1996. Mr. Reed is Chairman of the Executive Committee.

     DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING. Jack R. Anderson, Terry O. Hartshorn and Jean Bixby Smith are Class III Directors. Their terms expire as of the 2001 Annual Meeting.

     DIRECTORS CONTINUING IN OFFICE UNTIL 2002 ANNUAL MEETING. Bradley C. Call, David R. Carpenter and Lloyd E. Ross are Class II Directors. Their terms expire as of the 2002 Annual Meeting.

                             THE BOARD OF DIRECTORS

BOARD MEETINGS

     During 1999, the Board held seven meetings. Except for Mr. Anderson, Mr. Ross and Mr. Carpenter, no Director attended fewer than 75 percent of the aggregate of (a) the total number of meetings of the Board, and (b) the total number of meetings held by all committees of the Board on which they served. During 1999, the Special Opportunities Committee approved a transaction to purchase shares of PacifiCare common stock owned by UniHealth Foundation. Mr. Carpenter was a member of the Special Opportunities Committee and is the Chairman and CEO of UniHealth Foundation. Because of Mr. Carpenter's relationship with UniHealth Foundation, Mr. Carpenter did not attend, at the request of the committee, meetings of the Special Opportunities Committee at which the stock repurchase transaction was discussed.

COMMITTEES OF THE BOARD

     This table presents the committees of PacifiCare's Board of Directors, the members of such committees, the number of committee meetings held by each such committee during 1999 and the functions performed by such committees.

                                       NUMBER OF
          NAME OF COMMITTEE            MEETINGS
             AND MEMBERS                IN 1999                FUNCTIONS OF THE COMMITTEE
-------------------------------------  ---------               --------------------------
EXECUTIVE............................      7       - Evaluates strategic alliances and transactions,
Bradley C. Call                                    - Implements and monitors strategic direction of
David R. Carpenter                                   PacifiCare,
Terry O. Hartshorn                                 - Provides leadership and oversight of PacifiCare,
David A. Reed*                                       and
                                                   - Performs all of the functions of the Board of
                                                     Directors that can be delegated to a committee
                                                     between meetings of the Board.

AUDIT, FINANCE and ETHICS............      9       - Confers with independent auditors,
Bradley C. Call                                    - Makes recommendations to the Board concerning
Warren E. Pinckert II*                               acceptance of the reports of such auditors and
Lloyd E. Ross                                        accounting policies and procedures,
                                                   - Reviews financial plans and operating results,
                                                     and
                                                   - Oversees PacifiCare's Ethics and Internal Audit
                                                     Programs.

COMPENSATION.........................     11       - Establishes compensation for the five most highly
Richard M. Burdge(1)                                 compensated executive officers, including the chief
David R. Carpenter*                                  executive officer,
Lloyd E. Ross                                      - Reviews recommendations for compensation for
David A. Reed                                        presidents of subsidiary operating units and
                                                     executive
                                                     officers with salaries in excess of $250,000, and
                                                   - Administers and determines contributions to the
                                                     employee benefit plans and performance incentive
                                                     plan.

GOVERNANCE AND NOMINATING............      3       - Evaluates the performance of each Board member
Terry O. Hartshorn*                                  and committee,
Gary L. Leary                                      - Reviews the composition of the Board and
Lloyd E. Ross                                        structure of each committee, and
                                                   - Recommends to the Board new Director nominees for
Jean Bixby Smith                                     the Board.
                                                   The Governance and Nominating Committee does not
                                                   consider nominees recommended by stockholders of
                                                   PacifiCare.

REAL ESTATE..........................      3       - Reviews leases, acquisitions and dispositions of
Craig T. Beam(1)                                     real property, and
Gary L. Leary                                      - Makes recommendations to the Board concerning
Jean Bixby Smith*                                    significant real property transactions.

SPECIAL OPPORTUNITIES................     15       - Evaluates strategic alliances and transactions.
Craig T. Beam                                      - This committee was dissolved in 1999.
David R. Carpenter
David A. Reed*
Lloyd E. Ross

---------------
 *  Chairperson

(1) Retiring upon expiration of their term at the annual meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     This table shows the beneficial ownership of PacifiCare common stock as of May 1, 2000 by: (i) each stockholder that we know is the beneficial owner of more than 5 percent of the common stock; (ii) each director and nominee for director, (iii) each executive officer named in the summary compensation table; and (iv) all directors and executive officers as a group.

                 AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

                                                            NUMBER                    PERCENT OF
                                                           OF SHARES     RIGHT TO     OUTSTANDING
                          NAME                             OWNED(1)     ACQUIRE(2)      SHARES
                          ----                             ---------    ----------    -----------
UniHealth Foundation(3)..................................  6,194,500           --        17.6
Capital Group International, Inc.(4).....................  4,615,910           --        13.1
Sanford C. Bernstein & Co., Inc.(5)......................  3,719,675           --        10.6
Vanguard/Windsor Funds, Inc -- Windsor Fund(6)...........  2,619,300           --         7.4
The Prudential Insurance Company of America(7)...........  2,556,061           --         7.3
Wellington Management Company, LLP(8)....................  2,437,700           --         6.9
David A. Reed............................................      1,000       16,250           *
Terry O. Hartshorn.......................................    167,732      118,750           *
Alan R. Hoops............................................    245,723      409,250         1.8
Jack R. Anderson(9)......................................    402,937       29,008         1.2
Craig T. Beam............................................      1,030       21,250           *
Richard M. Burdge, Sr.(10)...............................     89,981       23,405           *
Bradley C. Call..........................................      1,000       21,250           *
David R. Carpenter.......................................      1,000       44,300           *
Gary L. Leary............................................      1,000       44,300           *
Warren E. Pinckert II....................................        632       39,300           *
Lloyd E. Ross............................................      1,000       32,900           *
Jean Bixby Smith.........................................        230       25,750           *
Bradford A. Bowlus.......................................        669      116,000           *
Richard E. Badger........................................        447       33,307           *
Linda M. Lyons, M.D. ....................................        436      101,100           *
All Directors and Executive Officers as a group(11) (32
  persons)...............................................    923,340    1,717,372         7.2

---------------
  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The percentage of beneficial ownership is based on 35,184,000 shares of common stock outstanding as of May 1, 2000.

 (2) Shares that can be acquired through stock option exercises through July 1, 2000.

 (3) UniHealth Foundation is a California nonprofit public benefit corporation. The address of UniHealth Foundation is 5959 Topanga Canyon Boulevard, Woodland Hills, California 91367.

 (4) Based on information contained in a report on Schedule 13-G filed with the Securities and Exchange Commission or SEC on February 10, 2000. The address of Capital Group International, Inc. is 11100 Santa Monica Boulevard, Los Angeles, California 90025.

 (5) Based on information contained in a report on Schedule 13-G filed with the SEC on February 9, 2000. The address of Sanford C. Bernstein & Co., Inc. is 767 Fifth Avenue, New York, New York 10153.

 (6) Based on information contained in a report on Schedule 13-G/A filed with the SEC on February 1, 2000. The address of Vanguard/Windsor Funds, Inc. -- Windsor Fund is Post Office Box 2600, Valley Forge, Pennsylvania 19428.

 (7) Based on information contained in a report on Schedule 13-G filed with the SEC on February 7, 2000. The address of The Prudential Insurance Company of America is 751 Broad Street, Newark, New Jersey 07102-3777.

 (8) Based on information contained in a report on Schedule 13-G/A filed with the SEC on February 11, 2000. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

 (9) Includes 169,526 shares of common stock held by Mr. Anderson's spouse. Mr. Anderson disclaims beneficial ownership of these shares.

(10) Includes 15,610 shares of common stock held by Mr. Burdge's spouse and 11,136 shares of common stock held by trusts of which Mr. Burdge's relatives are beneficiaries. Mr. Burdge disclaims beneficial ownership of these shares.

(11) In addition to the officers and directors named in this table, 17 other executive officers are members of the group.

              EXECUTIVE OFFICERS AND DIRECTORS OTHER THAN NOMINEES

     The following table shows PacifiCare's Executive Officers and Directors other than the Director nominees:

DIRECTORS                                   AGE                          TITLE
---------                                   ---                          -----
Terry O. Hartshorn........................  55     Director
Jack R. Anderson..........................  75     Director
Bradley C. Call...........................  57     Director
David R. Carpenter........................  61     Director
Warren E. Pinckert II.....................  56     Director
Lloyd E. Ross.............................  59     Director
Jean Bixby Smith..........................  62     Director

RETIRING DIRECTORS
------------------
Craig T. Beam.............................  44     Director
Richard M. Burdge.........................  73     Director

CORPORATE EXECUTIVE OFFICERS
----------------------------
Joseph S. Konowiecki......................  47     Executive Vice President, General Counsel and
                                                     Secretary
Robert N. Franklin........................  56     Senior Vice President, Public Affairs
John E. Kao...............................  38     President and Chief Executive Officer, PacifiCare
                                                     Ventures Division and Senior Vice President,
                                                     Corporate Development
Mary C. Langsdorf.........................  40     Interim Chief Financial Officer, Senior Vice
                                                     President, Finance and Corporate Controller
Wanda A. Lee..............................  59     Senior Vice President, Corporate Human Resources

HEALTH PLANS DIVISION EXECUTIVE OFFICERS
----------------------------------------
Bradford A. Bowlus........................  44     President and Chief Executive Officer
Richard E. Badger.........................  50     Regional Vice President, Western Region and
                                                     President and Chief Executive Officer, PacifiCare
                                                     of California
James W. Cassity..........................  48     Regional Vice President, Southwest Region and
                                                     President and Chief Executive Officer,
                                                     PacifiCare of Texas, Inc. and PacifiCare of
                                                     Oklahoma, Inc.
Val C. Dean, M.D. ........................  51     Regional Vice President, Central Region, and
                                                     President and Chief Executive Officer, PacifiCare
                                                     of Colorado, Inc.

 HEALTH PLANS DIVISION EXECUTIVE OFFICERS   AGE                          TITLE
 ----------------------------------------   ---                          -----
Ace M. Hodgin Jr., M.D. ..................  44     Regional Vice President, Desert Region and
                                                     President and Chief Executive Officer, PacifiCare
                                                     of Arizona, Inc.
Christopher P. Wing.......................  42     Regional Vice President, Northwest Region and
                                                     President and Chief Executive Officer,
                                                     PacifiCare of Washington, Inc.
Ronald M. Davis...........................  40     Senior Vice President and Chief Administrative
                                                     Officer
W. Joseph Arbanas.........................  55     Senior Vice President, Human Resources
Katherine F. Feeny........................  47     Senior Vice President, Secure Horizons Sales and
                                                     Marketing
Maria Z. Fitzpatrick......................  42     Interim Chief Information Officer and Vice
                                                     President, Information Technology
James A. Frey II..........................  33     Senior Vice President, Operations
Mitchell J. Goodstein.....................  48     Senior Vice President, Health Care Economics
Richard J. LaBrecque......................  56     Senior Vice President, Individual, Small and
                                                     Mid-Size Account Sales and Marketing
Linda M. Lyons, M.D. .....................  50     Senior Vice President, Health Services and Chief
                                                     Medical Officer
David A. Taaffe...........................  47     Senior Vice President, National Account Sales and
                                                     Marketing

     Terry O. Hartshorn has been a Director of PacifiCare since 1985. His current term expires in 2001. Mr. Hartshorn served as Chairman of PacifiCare's Board from 1993 to 1998. Mr. Hartshorn was President and Chief Executive Officer of UniHealth, the predecessor of UniHealth Foundation, from 1993 to February 1997. Mr. Hartshorn is a Director of Professional Bancorp Inc., a bank holding company, and BuyMedical.com, an e-commerce portal for healthcare purchasing and materials management. Mr. Hartshorn is Chairman of the Governance and Nominating Committee and a member of the Executive Committee.

     Jack R. Anderson has been a Director of PacifiCare since 1997. His current term expires in 2001. Mr. Anderson has agreed to resign from the Board upon appointment of a new CEO and President. Mr. Anderson was a Director of FHP International Corporation from 1994 until February 1997 when FHP was acquired by PacifiCare. He has been President of Calver Corporation, a health care consulting and investing firm, and a private investor since 1982. Mr. Anderson currently serves on the Boards of Directors of Horizon Mental Health Management, Inc. and Genesis Health Ventures, Inc.

     Craig T. Beam has been a Director of PacifiCare since 1997. Mr. Beam is retiring upon the expiration of his term at the annual meeting. Mr. Beam is President of Beam & Associates, a real estate development and management company, including health care project management, Mr. Beam was a Director of UniHealth from 1993 to 1998. Mr. Beam is a member of the Real Estate Committee.

     Richard M. Burdge, Sr. has been a Director since 1997. Mr. Burdge is retiring upon the expiration of his term at the annual meeting. Mr. Burdge was a Director of FHP from 1994 until February 1997 when FHP was acquired by PacifiCare. Mr. Burdge retired in 1984 as Executive Vice President of CIGNA Corporation, a position he held from 1982 to 1984. Mr. Burdge is a member of the Compensation Committee.

     Bradley C. Call has been a Director since 1997. His current term expires in 2002. Since 1998, Mr. Call has been a Director, President and Chief Executive Officer of Stellex Aerospace, Inc., a privately held aerospace component manufacturing firm with multiple plant operations throughout the U.S. Mr. Call has been a Director of UniHealth Foundation since 1998, and served as Director of UniHealth from 1995 to 1998. Mr. Call is a member of the Executive and Audit, Finance and Ethics Committees.

     David R. Carpenter has been a Director of PacifiCare since 1989. His current term expires in 2002. Since 1998, Mr. Carpenter has served as Chairman and CEO of UniHealth Foundation. From February 1997 through December 1997, Mr. Carpenter served as Chairman, President and CEO of UniHealth. Since 1997,

Mr. Carpenter has also served as Chairman and CEO of Paradigm Partners International, LLC. Mr. Carpenter is a Director of Employee Solutions, Inc. and Sales Media, Inc. Mr. Carpenter is Chairman of the Compensation Committee and a member of the Executive Committee.

     Lloyd E. Ross has been a Director of PacifiCare since 1985. His current term expires in 2002. Mr. Ross is Managing Partner of InverMex, L.P. From 1996 to 1997, Mr. Ross served as Vice President/Division Manager of SMI Corporation, a division of ARB, Inc., a commercial and industrial building company and as President/CEO of SMI Construction from 1961 to 1996. Mr. Ross is a Director of the Southern California Water Company. Mr. Ross is a member of the Audit, Finance and Ethics, Compensation, Real Estate and Governance and Nominating Committees.

     Jean Bixby Smith has been a Director since 1995. Her current term expires in 2001. Ms. Smith has been Chairman of Bixby Land Company since 1994 and President of Alamitos Land Company since 1991, both of which are engaged in the development and management of commercial and industrial real estate. Ms. Smith has also been a Director and Vice President of UniHealth Foundation since 1998. Ms. Smith is a member of PacifiCare's Governance and Nominating Committee and Chairperson of the Real Estate Committee.

     Joseph S. Konowiecki became an Executive Vice President in November 1999, and has been General Counsel of PacifiCare since 1989 and Secretary of PacifiCare since 1993. Mr. Konowiecki has been a partner of Konowiecki & Rank LLP, including a professional corporation, or its predecessor, since 1980 and has over 21 years of practice in business, corporate and health care law.

     Robert N. Franklin has been Senior Vice President, Public Affairs since February 1997. From 1993 to February 1997, Mr. Franklin was Senior Vice President, Public Affairs of FHP International Corporation.

     John E. Kao has been President and CEO of PacifiCare Ventures Division since April 2000 and Senior Vice President, Corporate Development since 1998. Mr. Kao served as Vice President, Corporate Development from 1997 through 1998 and Chief Financial Officer, Secure Horizons USA from 1998 through April 2000. From 1995 to February 1997, Mr. Kao was Vice President, Corporate Development for FHP International Corporation. Prior to joining FHP, Mr. Kao held numerous positions with Bank of America.

     Mary C. Langsdorf has served as Interim Chief Financial Officer since September 1999. She has been Senior Vice President, Finance since January 1999 and PacifiCare's Corporate Controller since 1996. From 1995 to January 1999, Ms. Langsdorf served as Vice President, Finance.

     Wanda A. Lee has been Senior Vice President, Corporate Human Resources of PacifiCare since 1993. From 1984 to 1993, Ms. Lee was Vice President of Human Resources of FHP.

     Bradford A. Bowlus joined PacifiCare in 1994 and became President and CEO of PacifiCare's Health Plans Division in October 1999. He served as Regional Vice President, Western Region and President and CEO of PacifiCare of California or "PCC" from 1997 through October 1999. From 1994 through 1997, Mr. Bowlus served in various capacities for PacifiCare, including President and CEO of PacifiCare of Washington, Inc., President and CEO of PacifiCare Dental and Vision and Vice President of PCC.

     Richard E. Badger has been Regional Vice President, Western Region and President and CEO of PacifiCare of California since November 1999. Mr. Badger served as Regional Vice President, Desert Region and President and CEO of PacifiCare of Arizona, Inc. from 1998 to November 1999. Mr. Badger served as President of PacifiCare of Northern California from 1993 to 1998.

     James W. Cassity was appointed Regional Vice President, Southwest Region and President and CEO of PacifiCare of Texas, Inc. and PacifiCare of Oklahoma, Inc., on March 20, 2000. From June 1997 through September 1999, Mr. Cassity served as President Central Division, Prudential HealthCare, a national healthcare company, and as Vice President, Prudential HealthCare, from August 1996 through June 1997.

     Val C. Dean, M.D. was appointed Regional Vice President, Central Region and President and CEO of PacifiCare of Colorado on May 1, 2000. Dr. Dean served as Chief Operating Officer of PacifiCare of Colorado, formerly FHP of Colorado, from August 1994 through May 1, 2000. Dr. Dean also served as Senior Medical Director of FHP of Colorado from January 1993 through February 1997.

     Ace M. Hodgin Jr., M.D. has been Regional Vice President, Desert Region and President and CEO of PacifiCare of Arizona since November 1999. Dr. Hodgin served as Vice President, Health Services of PacifiCare of Arizona from 1997 to November 1999, and Medical Director of PacifiCare of Arizona from 1994 to 1997.

     Christopher P. Wing joined PacifiCare in 1994 and currently serves as Regional Vice President, Northwest Region and President and CEO of PacifiCare of Washington, Inc. From 1994 to 1997, Mr. Wing served in various capacities for PacifiCare, including President and CEO of PacifiCare of Utah, Inc., Senior Vice President, Health Services of PCC and Vice President, General Manager of PCC.

     Ronald M. Davis became Senior Vice President and Chief Administrative Officer of PacifiCare's Health Plans Division in October 1999. He was Senior Vice President, Corporate Operations from 1995 to October 1999. Mr. Davis served as Senior Vice President, Operations of PCC from 1993 to 1995.

     W. Joseph Arbanas has been Senior Vice President, Human Resources since January 2000. From 1998 through December 1999, Mr. Arbanas served as a Senior Business Consultant, Organization Development of PacifiCare. He served as Vice President, Human Resources of PCC from 1997 to 1998 and as Vice President, Organization and Human Resources of PacifiCare from 1995 to 1997.

     Katherine F. Feeny has been Senior Vice President, Secure Horizons Sales and Marketing since January 2000. From August through December 1999, Ms. Feeny served as Vice President, Sales and Marketing of Secure Horizons of California and from 1995 to 1997, as Regional Sales Director, Secure Horizons of California.

     Maria Z. Fitzpatrick has been Interim Chief Information Officer since March 2000. From August 1996 through March 2000, Ms. Fitzpatrick served as Vice President, Information Technology-Systems Development. Prior to joining PacifiCare, Ms. Fitzpatrick served in various capacities with Bank of America, National Trust and Savings Association.

     James A. Frey II has been Senior Vice President, Operations since January 2000. Mr. Frey served as President, PacifiCare of Nevada, Inc. from April through December 1999, as Vice President of Operations, Desert Region from 1997 to April 1999 and as Director of Regulatory Affairs, Desert Region from 1996 to 1997.

     Mitchell J. Goodstein currently serves as Senior Vice President, Health Care Economics. Mr. Goodstein was Regional Vice President, Southeast Region and President of PacifiCare of Florida, Inc. from 1995 to 1997. Prior to joining PacifiCare, Mr. Goodstein served as the Chief Executive Officer of HMO California, a licensed health care service plan, from 1992 to 1995.

     Richard J. LaBrecque has been Senior Vice President, Individual, Small and Mid-Size Account Sales and Marketing since January 2000. From September 1999 through December 1999, Mr. LaBrecque served as Vice President, Sales, National Accounts for PacifiCare. Before joining PacifiCare, Mr. LaBrecque was National Vice President, Sales for Prudential HealthCare from 1995 through August 1999.

     Linda M. Lyons, M.D. has been Senior Vice President, Health Services since 1996. Prior to joining PacifiCare, Dr. Lyons served in various capacities for SCRIPPS Clinic Medical Group, including as Senior Vice President, Managed Care Operations, from 1986 to 1996.

     David A. Taaffe has been Senior Vice President, National Account Sales and Marketing since January 2000. Prior to joining PacifiCare, Mr. Taaffe was Vice President of Sales for the east coast for Prudential HealthCare from 1997 through 1999. From 1994 through 1997, he served as Vice President of Sales for Prudential's Southern California operations.

     Each Executive Officer of PacifiCare is elected or appointed by the Board of Directors of PacifiCare and holds office until his successor is elected, or until the earlier of his death, resignation or removal.

     The information given in this proxy statement concerning the Directors is based upon statements made or confirmed to PacifiCare by or on behalf of such Directors, except to the extent that such information appears in its records.

                             EXECUTIVE COMPENSATION

     The following table shows the compensation paid to Alan Hoops, who served as Chief Executive Officer of PacifiCare during 1999, and the other most highly compensated executive officers of PacifiCare (collectively, the Named Executive Officers, or "NEOs") for the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                   ANNUAL COMPENSATION                COMPENSATION
                                           ------------------------------------   ---------------------
                                                                   OTHER ANNUAL   SECURITIES     LTIP      ALL OTHER
                                            SALARY      BONUS      COMPENSATION   UNDERLYING   PAYOUTS    COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR     (1)         (2)           (3)         OPTIONS       (4)          (5)
   ---------------------------      ----   --------   ----------   ------------   ----------   --------   ------------
Alan R. Hoops.....................  1999   $920,000   $1,104,995     $521,998      160,000     $298,996     $ 58,994
  CEO, Corporate President          1998   $893,078   $1,161,001     $553,708       15,000     $     --     $ 47,983
                                    1997   $860,000   $       --     $ 80,000      445,000     $     --     $120,497
Jeffrey M. Folick(6)..............  1999   $600,000   $  564,957     $225,983       50,000     $176,176     $ 51,794
  Executive Vice President,
  Corporate                         1998   $597,115   $  621,000     $248,400       12,500     $            $ 44,762
                                    1997   $575,000   $       --     $     --      310,000     $     --     $ 93,325
Bradford A. Bowlus................  1999   $501,923   $  449,856     $143,954      140,000     $ 75,504     $ 79,507
  President and CEO, Health Plans   1998   $363,463   $  253,681     $ 40,589       10,000     $     --     $269,037
  Division                          1997   $235,385   $       --     $             195,000     $ 76,667     $129,166
Richard E. Badger.................  1999   $318,076   $  294,261     $     --       80,000     $ 50,441     $ 65,715
  Regional Vice President,          1998   $256,846   $  178,875     $ 35,775       39,365     $     --     $ 77,670
  Western Region, Health Plans
  Division                          1997   $220,000   $       --     $     --       46,500     $ 99,700     $ 21,306
Linda M. Lyons, M.D...............  1999   $300,000   $  349,161     $     --       45,000     $ 65,613     $ 49,647
  Senior Vice President Health      1998   $305,307   $  190,365     $ 45,688       10,000     $     --     $ 81,965
  Services, Health Plans Division   1997   $275,000   $       --     $     --      164,400     $     --     $ 56,677
Robert B. Stearns(7)..............  1999   $450,000   $  279,002     $111,601       30,000     $     --     $107,835
  Executive Vice President          1998   $216,347   $  245,044     $ 98,018      275,000     $     --     $172,597
  and CFO                           1997   $     --   $       --     $     --           --     $     --     $     --

---------------
(1) 1998 salaries included one extra pay period because of year-end payroll timing. Base salaries for 1998 were as follows:

Alan R. Hoops..............  $860,000    Richard E. Badger..........  $265,000
Jeffrey M. Folick..........  $575,000    Linda M. Lyons, M.D. ......  $294,000
Bradford A. Bowlus.........  $350,000    Robert B. Stearns..........  $450,000

(2) The amounts shown in this column include payments made pursuant to PacifiCare's annual incentive plan and include amounts awarded and accrued during the fiscal years earned, but paid in the following fiscal year. Portions of the 1999 and 1998 bonuses were attributable to incentives where executive officers received bonuses in excess of the maximum payable under the annual incentive plan for the achievement of maximum performance objectives. Bonuses awarded under these incentives are payable in installments over a three-year period. To receive each installment, the executive officer must be employed by PacifiCare at the time of payment and PacifiCare must achieve target earnings per share for the prior year.

(3) Amounts shown are attributable to a risk premium applied to amounts deferred under PacifiCare's stock unit deferred compensation plan. Under this deferred compensation plan, executive officers may defer all or a portion of their annual bonus. The Corporate CEO may also defer all or a portion of his salary. Amounts deferred are converted into units of PacifiCare's common stock. The number of stock units converted is equal to the amount of bonus or salary deferred, multiplied by a risk premium, then divided by the price of PacifiCare's common stock. The common stock price used is determined by PacifiCare's Compensation Committee based on the closing price of the common stock on the Nasdaq National Market. Distributions are made in shares of common stock.

(4) Includes amounts awarded and accrued under PacifiCare's Long-Term Performance Incentive Plan during the years earned, but paid in the following year. In 1999 and 1997, 60 percent of the awards were paid in cash and 40 percent of the awards were paid in shares of PacifiCare common stock. The shares of common stock distributed were valued at $45.13 per share in 1999 and $72.88 per share in 1997 (the fair market values of the common stock at the time the payments were awarded). No awards were made under the long-term plan to the NEOs for 1998. Payments under the long-term plan to the NEOs were as follows:

                                             1999                      1997
                                    ----------------------    ----------------------
                                                  NUMBER                    NUMBER
                                    CASH PAID    OF SHARES    CASH PAID    OF SHARES
                                    ---------    ---------    ---------    ---------
Alan R. Hoops.....................  $179,398       2,650       $    --         --
Jeffrey M. Folick.................  $105,706       1,561       $    --         --
Bradford A. Bowlus................  $ 45,302         669       $46,060        420
Richard E. Badger.................  $ 30,265         447       $59,837        547
Linda M. Lyons, M.D. .............  $ 39,368         581       $    --         --

     PacifiCare suspended the long-term plan in 1997. When the long-term plan was suspended in 1997, three performance cycles remained outstanding. The payment made for the 1997 to 1999 cycle, represented by the "1999" column above, was the last performance cycle.

(5) Amounts in this column include contributions by PacifiCare to the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan or 401(k) Plan and miscellaneous fringe benefits. All PacifiCare employees who have completed
    3 1/2 months of continuous service are eligible to participate in the 401(k) Plan.

     (a) PacifiCare contributed amounts equal to three percent of annual salaries in 1999 and two percent in 1998 and 1997, up to a specified maximum amount. For the NEOs, these contributions were:

                                                    1999      1998      1997
                                                   ------    ------    ------
Alan R. Hoops....................................  $4,800    $3,200    $3,200
Jeffrey M. Folick................................  $4,800    $3,200    $3,200
Bradford A. Bowlus...............................  $4,800    $3,200    $3,200
Richard E. Badger................................  $4,800    $3,200    $3,200
Linda M. Lyons, M.D. ............................  $4,800    $3,200    $2,115
Robert B. Stearns................................  $4,800    $   --    $   --

     (b) PacifiCare contributed amounts equal to one-half of the compensation deferred by each employee up to three percent of the employee's annual compensation up to a specified amount. For the NEOs, these contributions were:

                                                    1999      1998      1997
                                                   ------    ------    ------
Alan R. Hoops....................................  $4,800    $4,800    $4,750
Jeffrey M. Folick................................  $4,800    $4,800    $4,750
Bradford A. Bowlus...............................  $4,800    $4,800    $6,409
Richard E. Badger................................  $4,800    $4,800    $4,750
Linda M. Lyons, M.D. ............................  $4,800    $4,800    $3,730
Robert B. Stearns................................  $4,800    $   --    $   --

     (c) PacifiCare contributed discretionary amounts, determined solely at the discretion of the Board of Directors, from PacifiCare's current or accumulated earnings (generally based upon a percentage of pretax income). For the NEOs, these contributions were:

                                                    1999      1998      1997
                                                   ------    ------    ------
Alan R. Hoops....................................  $3,159    $2,997    $3,494
Jeffrey M. Folick................................  $3,159    $2,997    $3,494
Bradford A. Bowlus...............................  $3,159    $2,997    $3,494
Richard E. Badger................................  $3,159    $2,997    $3,494
Linda M. Lyons, M.D. ............................  $3,159    $2,997    $  423
Robert B. Stearns................................  $3,159    $   --    $   --

     (d) Includes amounts contributed by PacifiCare pursuant to the Statutory Restoration Plan of PacifiCare. The Statutory Restoration Plan allows participants to defer the portion of their pay that otherwise would be deferred under the 401(k) Plan, but for statutory limitations, and to receive excess matching contributions, profit-sharing contributions and discretionary contributions in the same percentages as those provided by the 401(k) Plan. Employees in PacifiCare's two highest salary grades are eligible to participate in the Statutory Restoration Plan. For the NEOs, these contributions were:

                                                 1999       1998       1997
                                                -------    -------    -------
Alan R. Hoops.................................  $33,600    $25,077    $48,844
Jeffrey M. Folick.............................  $26,400    $21,856    $40,766
Bradford A. Bowlus............................  $30,859    $12,642    $    --
Richard E. Badger.............................  $14,851    $ 9,558    $ 5,337
Linda M. Lyons, M.D. .........................  $12,398    $ 6,977    $13,192
Robert B. Stearns.............................  $17,793    $    --    $    --

     (e) Includes premiums paid by PacifiCare for term life insurance for all employees. For each of the NEOs, these amounts were $290 for 1999, 1998 and 1997. Also includes additional insurance premiums paid by PacifiCare for Mr. Hoops totaling $2,802 for 1997 and for Mr. Folick totaling $1,532 for 1997.

     (f) Includes amounts paid by PacifiCare for excess sick time and vacation time accrued. For the NEOs, these amounts were:

                                                    1999      1998     1997
                                                   -------    ----    -------
Alan R. Hoops....................................  $    --    $--     $53,783
Jeffrey M. Folick................................  $    --    $--     $35,959
Bradford A. Bowlus...............................  $20,192    $--     $ 3,349
Richard E. Badger................................  $ 5,385    $--     $    --
Linda M. Lyons, M.D. ............................  $ 5,769    $--     $    --
Robert B. Stearns................................  $30,780    $--     $    --

     (g) Includes amounts paid by PacifiCare for personal financial services. For the NEOs, these amounts were:

                                                  1999       1998       1997
                                                 -------    -------    ------
Alan R. Hoops..................................  $12,345    $11,619    $3,334
Jeffrey M. Folick..............................  $12,345    $11,619    $3,334
Bradford A. Bowlus.............................  $15,157    $17,452    $   --
Richard E. Badger..............................  $12,930    $    --    $   --
Linda M. Lyons, M.D. ..........................  $18,431    $13,701    $   --

     (h) Includes amounts paid by PacifiCare for relocation expenses. For the NEOs, these amounts were:

                                                1999        1998       1997
                                               -------    --------    -------
Bradford A. Bowlus...........................  $    --    $227,656    $88,249
Richard E. Badger............................  $19,500    $ 26,825    $    --
Linda M. Lyons, M.D. ........................  $    --    $ 50,000    $16,927
Robert B. Stearns............................  $14,100    $ 47,500    $    --

     (i) Includes amounts paid by PacifiCare as sign-on bonuses. For the NEOs, these amounts were:

                                                  1999      1998       1997
                                                  ----    --------    -------
Bradford A. Bowlus..............................  $--     $     --    $24,175
Richard E. Badger...............................  $--     $ 30,000    $    --
Linda M. Lyons, M.D. ...........................  $--     $     --    $20,000
Robert B. Stearns...............................  $--     $125,000    $    --

     (j) In connection with his relocation to California in 1998, PacifiCare loaned $125,000 to Mr. Stearns. According to the terms of his severance agreement, Mr. Stearns is not required to repay any outstanding principal or interest on the loan. Of this total, $25,000 plus accrued interest was included in All Other Compensation for 1999. The balance will be forgiven in 2000.

(6) Mr. Folick retired as Executive Vice President and Interim President and Chief Executive Officer, PacifiCare Special Products Division, effective April 4, 2000.

(7) Mr. Stearns resigned as Executive Vice President and Chief Financial Officer effective September 15, 1999. His effective termination date was December 13, 1999. The options granted to Mr. Stearns in 1999 expired on his effective termination date.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on stock options granted in 1999 to PacifiCare's NEOs pursuant to PacifiCare's 1996 Stock Option Plan for Officers and Key Employees, as amended.

                                                  PERCENT
                                    NUMBER OF     OPTIONS
                                    SECURITIES   GRANTED TO   EXERCISE OR
                                    UNDERLYING   EMPLOYEES     BASE PRICE    EXPIRATION      GRANT DATE
               NAME                 OPTIONS(1)    IN 1999     PER SHARE(2)      DATE      PRESENT VALUE(3)
               ----                 ----------   ----------   ------------   ----------   ----------------
Alan R. Hoops(4)..................    60,000        2.7          $71.59       4/22/09        $2,519,160
                                     100,000        4.4          $45.31       11/5/09        $2,564,010
Jeffrey M. Folick(5)..............    50,000        2.2          $71.59       4/22/09        $1,756,334
Bradford A. Bowlus................    40,000        1.8          $71.59       4/22/09        $1,405,067
                                     100,000        4.4          $45.31       11/5/09        $2,223,205
Richard E. Badger.................    15,000        0.7          $75.38        3/8/09        $  543,482
                                      65,000        2.9          $45.31       11/5/09        $1,445,083
Linda M. Lyons, M.D. .............    10,000        0.4          $71.59       4/22/09        $  351,267
                                      35,000        1.5          $45.31       11/5/09        $  778,122
Robert B. Stearns(6)..............    30,000        1.3          $71.59       4/22/09        $1,053,800

              CHANGE IN TOTAL MARKET VALUE OF COMPANY
AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR 10 YEARS(7)        5%               10%
-------------------------------------------------------------------  --------------    --------------
37,252,000 shares outstanding, $53.00 per share at 12/31/99....      $1,241,884,000    $3,147,160,000

---------------
(1) Only nonqualified stock options were granted in 1999 pursuant to the employee stock option plan. These options generally become exercisable in four cumulative annual installments of 25 percent on each anniversary of the date of grant, except for Mr. Hoops as described below. No incentive stock options or stock appreciation rights were granted in 1999. Options that have been held for six months, and not already exercisable or expired automatically, become exercisable if there is a "Change of Control." Under the employee stock option plan, a Change of Control is defined as the occurrence of any of the following:

     (a) a business combination effectuated through the merger or consolidation of PacifiCare with or into another entity where PacifiCare is not the surviving organization. For purposes hereof, "Surviving Organization" shall mean any entity where the majority of the members of such entity's board of directors are persons who were members of PacifiCare's Board prior to the merger, consolidation or other business combination and the senior management of the surviving entity includes all of the individuals who were PacifiCare's executive management (PacifiCare's chief executive officer and those individuals who report directly to PacifiCare's chief executive officer) prior to the merger, consolidation or other business combination and such individuals are in at least comparable positions with such entity;

     (b) any business combination effectuated through the merger or consolidation of PacifiCare with or into another entity where PacifiCare is the Surviving Organization and such business combination occurred with an entity whose market capitalization prior to the transaction was greater than 50 percent of PacifiCare's market capitalization prior to the transaction;

     (c) the sale in a transaction or series of transactions of all or substantially all of PacifiCare's assets;

     (d) any merger, consolidation or sale such that any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acquires beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of 20 percent or more of the voting common stock of PacifiCare and the ownership interest of the voting common stock owned by UniHealth Foundation is less than or equal to the ownership interest of the voting common stock of such individual, entity or group;

     (e) a dissolution or liquidation of PacifiCare; or

     (f) PacifiCare becomes a non-publicly held company.

(2) The exercise price may be paid in cash, in shares of common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to PacifiCare, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) These values were established using the Black-Scholes stock option pricing model. Assumptions used to calculate the grant date present value of option shares granted during 1999 were in accordance with Statement of Financial Accounting Standards No. 123, as follows:

     (a) Expected Volatility -- The standard deviation of the continuously compounded rates of return calculated on PacifiCare's average daily common stock price over a period of time immediately preceding the grant and equal in length to the expected term of the option until exercise. The volatility was 52 percent.

     (b) Risk-Free Interest Rate -- The rate available at the time the grant was made on zero-coupon U.S. government issues with a remaining term equal to the expected life. The risk-free interest rate ranged from approximately five to six percent.

     (c) Dividend Yield -- The expected dividend yield was zero percent based on the historical dividend yield over a period of time immediately preceding the grant date equal in length to the expected term of the grant.

     (d) Expected Term until Exercise -- The expected term of the option grants ranged from two to four years. Expected terms were calculated based on the historical average number of years executive officers exercise options, after the options vest.

     (e) Forfeiture Rate -- Under SFAS No. 123, forfeitures may be estimated or assumed to be zero. The forfeiture rate was assumed to be zero.

(4) The options to purchase 100,000 shares of common stock vest 25 percent per year following the first year of grant if the stock price reaches $60.00 per share. If the $60.00 stock price is not reached, the options that did not vest and an additional 25 percent of the options will vest on the next anniversary of the date of grant if the $60.00 stock price is reached before the anniversary of the date of grant. If the options have not vested by the fifth anniversary of the date grant, then all of the options shall immediately vest on that date.

(5) Mr. Folick's options will continue to vest through December 31, 2000. He will be able to exercise his vested stock options through December 31, 2001.

(6) The options granted to Mr. Stearns in 1999 expired on December 13, 1999, his effective termination date.

(7) These amounts are not intended to forecast possible future appreciation, if any, of PacifiCare's stock prices. No assurances can be given that the stock prices will appreciate at these rates or experience any appreciation at all.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information for NEO options exercised during 1999, and unexercised options held as of December 31, 1999.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                        OPTIONS AT FY-END                 AT FY-END
                            ACQUIRED ON     VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   ----------   -----------   -------------   -----------   -------------
Alan R. Hoops.............    40,000      $3,178,850     390,500        427,500      $2,063,875      $768,750
Jeffrey M. Folick.........    15,000      $  513,538     300,375        243,125      $   96,250            --
Bradford A. Bowlus........        --              --     103,500        250,000              --      $768,750
Richard E. Badger.........    21,375      $  543,000      19,716        132,774              --      $499,688
Linda M. Lyons, M.D. .....     1,100      $   22,000      91,100        147,200              --      $269,063
Robert B. Stearns.........        --              --     125,000             --              --            --

EMPLOYMENT AGREEMENTS

     PacifiCare has entered into employment agreements with Mr. Bowlus, Mr. Badger and Dr. Lyons. Each agreement continues until the death, disability, misconduct or written notice of termination by either PacifiCare or the NEO. The agreements provide that Mr. Bowlus, Mr. Badger and Dr. Lyons are entitled to his or her base salary, participation in all employee benefit programs, reimbursement for business expenses and participation in PacifiCare's annual incentive plan and employee stock option plan. The agreements also contain provisions that entitle Messrs. Bowlus and Badger and Dr. Lyons to receive severance benefits, payable if the officer's employment with PacifiCare is terminated for various reasons, including death, disability, termination following a change of ownership or control of PacifiCare and termination without cause.

     Under the employment agreements, a change of ownership or control would result from:

          (a) any merger, consolidation or sale such that any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquires beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of 20 percent or more of the voting common stock of PacifiCare and the ownership interest of the voting common stock owned by UniHealth Foundation is less than or equal to the ownership interest of the voting common stock of such individual, entity or group;

          (b) any transaction in which PacifiCare sells substantially all of its material assets;

          (c) a dissolution or liquidation of PacifiCare; or

          (d) PacifiCare becomes a non-publicly held company.

     In the event Mr. Bowlus or Mr. Badger is terminated by PacifiCare (other than for incapacity, disability, habitual neglect or gross misconduct) within 24 months of a change of control or is terminated without cause, the employment agreements provide for payment of base salary and certain benefits for 24 months, and payment of benefits under PacifiCare's annual incentive plan that will be deemed to have accrued to the termination date. The contingent liability for severance payments that PacifiCare would be required to make under the employment agreements (excluding amounts that may be payable under incentive plans and the value of certain benefits) would be approximately $1,220,400 to Mr. Bowlus and $798,000 to Mr. Badger.

     In the event Dr. Lyons is terminated by PacifiCare without cause, her employment agreement provides for payment over a period of 18 months of an amount equal to: (i) one and 1/2 times her current salary, (ii) one and 1/2 times her average annual incentive bonus, (iii) 18 months of automobile allowance, and (iv) continuation of certain benefits. If Dr. Lyons is terminated (other than for incapacity, disability, habitual neglect or gross misconduct) within 24 months of a change of control, her employment agreement provides for payment in a lump sum of an amount equal to: (i) two times her current salary,
(ii) two times her average annual incentive bonus, (iii) a prorated annual incentive plan bonus, (iv) 24 months of the cost of COBRA benefits, and (v) 24 months of automobile allowance. The contingent liability for severance payments that PacifiCare would be required to make under Dr. Lyons' employment agreement (excluding amounts that may be payable under incentive plans and the value of certain benefits) would be approximately $689,000, if Dr. Lyons was involuntarily terminated and $618,000 if Dr. Lyons was terminated upon a change of control.

     If Messrs. Bowlus or Badger or Dr. Lyons are terminated without cause or within 24 months of a change of control, each of them will be eligible to receive outplacement services and have the ability to exercise all vested options for one year.

     Mr. Folick entered into an agreement with PacifiCare, that provides compensation for him upon retirement. Through December 31, 2000, Mr. Folick will receive salary, will be eligible to participate in certain employee benefit plans and his stock options will continue to vest in accordance with their terms. From January 1, 2001 through December 31, 2001, Mr. Folick will be able to exercise his vested stock options and will receive continued health care coverage. As of December 31, 2000, all other employee benefits will cease and he will not receive any additional compensation. Mr. Folick will receive approximately $487,000 in compensation through December 31, 2000. If Mr. Folick is employed by a competitor of PacifiCare before December 31, 2000, we will reduce his compensation by the amount he receives from the competitor.

     Mr. Hoops entered into an amended employment agreement, that continues until the earlier of a change of control or March 31, 2001. Upon termination, Mr. Hoops will retire as Chief Executive Officer and President of PacifiCare. If a change of control has not occurred on or before March 31, 2001, Mr. Hoops will become a consultant to PacifiCare. Through March 31, 2001 or upon a change of control, Mr. Hoops will receive salary, will be eligible to participate in PacifiCare's benefit programs, including PacifiCare's annual incentive plan and employee stock option plan, and will be reimbursed for business expenses. The agreement also contains provisions that entitle Mr. Hoops to receive severance benefits, payable if his employment with PacifiCare is terminated for various reasons, including death, disability, termination following a change of ownership or control of PacifiCare and termination without cause.

     If Mr. Hoops is terminated for reasons other than incapacity, disability, habitual neglect or gross misconduct, he will receive an amount equal to: (i) 36 months of his current salary, (ii) three times his average bonus under the annual incentive plan, (iii) continuation of health benefits, (iv) 36 months of his automobile allowance, (v) outplacement services and (vi) the ability to exercise all vested stock options for one year. Mr. Hoops will receive the severance benefits over a period of 36 months. If Mr. Hoops becomes a consultant, he will receive compensation similar to the benefits he would receive if he were involuntarily terminated. We estimate that this expense will not exceed approximately $6.3 million. Upon a change of control, Mr. Hoops will receive a lump sum payment consisting of (i) three times his existing base salary; (ii) three times his average annual incentive plan bonus for the last two years; (iii) a prorated target bonus; (iii) an amount equal to 36 months of continued medical, dental and vision coverage; (v) outplacement benefits; and
(vi) 36 months of his automobile allowance. Mr. Hoops will also receive an amount to cover any excise tax penalty. In addition, Mr. Hoops' stock options will automatically vest upon a change of control and Mr. Hoops will have one year to exercise his options. We estimate that this expense will not exceed approximately $6.3 million plus a prorated target bonus.

     If, while receiving severance payments following their involuntary termination, any NEO (except Mr. Folick and Mr. Stearns, as described herein) is employed by a competitor, their severance payments will be reduced by an amount equal to the payment received from the competitor.

     Mr. Stearns entered into a separation agreement with PacifiCare that provides for Mr. Stearns to receive salary and an auto allowance for a period of 24 months, and outplacement services. Mr. Stearns will also be able to exercise his vested stock options for one year after the effective date of his employment termination, which was December 13, 1999. In addition, Mr. Stearns received an award under the annual incentive plan for 1999, and the $125,000 loan that we provided him in connection with his relocation was forgiven. Mr. Stearns is not eligible to participate in any other employee benefit plans of PacifiCare. If, while receiving his severance payments, Mr. Stearns is employed by a competitor of PacifiCare, we may reduce his severance by the amount he receives from the competitor.

     Upon a change of control (as defined in the employee stock option plan) and if a minimum per share consideration is being paid for the transaction, each of the NEOs, except Mr. Badger, will receive a cash payment for each unexercised premium priced option equal to the difference between (x) 110 percent of the price per share at which the PacifiCare common stock is sold in the change of control transaction and (y) the exercise price of the premium priced option. If the per share consideration equals or exceeds $115 per share, the executive officers will not receive a cash payment. The exercise price for one-half of the premium priced options outstanding is $92.50 per share. The exercise price for the balance is $114.00 per share. For the NEOs as a group, cash payments under this program may range from approximately $5,000 to $24 million.

                           COMPENSATION OF DIRECTORS

     Cash Compensation. Directors who are not full-time employees of PacifiCare receive, as compensation for their services, an annual retainer of $25,000, $1,200 for each PacifiCare Board meeting attended, $1,000 for each Board of Directors committee meeting attended and a telephone meeting fee equal to one-half the fee paid for a Board meeting or Board committee meeting, as the case may be. The Chairman of the Board, when not an employee or officer, receives $2,400 for attendance at meetings of the Board. Chairmen of committees receive $2,000 for each committee meeting attended. Directors are also reimbursed for usual and customary travel expenses. In 2000, the Board of Directors suspended the program that required each Director to own a minimum amount of PacifiCare common stock. PacifiCare does not have a retirement plan for non-employee directors.

     David Reed became Chairman of the Board on November 1, 1999. We pay Mr. Reed $250,000 annually for his services as Chairman. Mr. Reed also receives fees for attendance at Board meetings and meetings of Board Committees. Mr. Reed received a stock option grant under the employee stock option plan on November 5, 1999 for 25,000 shares of PacifiCare common stock, with an exercise price of $45.31 per share. The options vest 33 1/3 percent per year beginning one year from the date of grant, or 100 percent upon retirement, whichever occurs earlier.

     Stock Option Plan. Under PacifiCare's Amended and Restated 1996 Non-Officer Directors Stock Option Plan, non-officer Directors of PacifiCare who are not eligible to receive awards under the employee stock option plan are automatically granted nonqualified stock options to purchase 5,000 shares of common stock on June 30 of each year; provided that, during the preceding 12 months, the director served on the Board of Directors and was not eligible to receive awards under the employee stock option plan. The Directors Stock Option Plan also provides for the automatic grant of nonqualified stock options to purchase 10,000 shares of common stock upon being elected to the Board of Directors. Currently, no more than 390,000 shares of common stock are available for nonqualified stock options under the Directors Plan.

     The exercise price of the shares of common stock subject to any nonqualified stock option granted under the Directors Stock Option Plan is 100 percent of the fair market value of the underlying common stock on the date of grant. Nonqualified stock options granted under the Directors Plan vest immediately on the grant date. The underlying common stock, however, may not be sold within the first six months of the grant date.

     Nonqualified stock options granted under the Directors Stock Option Plan may not be exercised after the earlier of:

          (a) the expiration of 10 years and one day from the date the nonqualified stock option was granted;

          (b) the expiration of one year from the time the optionee voluntarily ceases to serve as a director of PacifiCare; and

          (c) the expiration of one year from the date an optionee ceases to serve as a director of PacifiCare by reason of disability or death.

     In addition, the Directors Stock Option Plan provides for an automatic and immediate acceleration of the vesting of all nonqualified stock options granted under the Directors Stock Option Plan that have been held for at least six months upon the occurrence of a Change of Control (as defined in the employee stock options plan).

     During 1999, the non-officer Directors were granted nonqualified stock options under the Directors Stock Option Plan as follows (except as indicated for Mr. Reed and Mr. Hartshorn):

                                                                NUMBER OF SECURITIES   EXERCISE OR BASE
                      NAME                         GRANT DATE    UNDERLYING OPTIONS    PRICE PER SHARE
                      ----                         ----------   --------------------   ----------------
David A. Reed, Chairman..........................   06/30/99            5,000               $71.94
                                                    11/05/99(1)        25,000               $45.31
Terry O. Hartshorn, Vice Chairman................   06/30/99(1)         5,000               $71.94
                                                    11/05/99           10,000               $45.31
Jack R. Anderson.................................   06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31
Craig T. Beam....................................   06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31
Richard M. Burdge................................   06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31
Bradley C. Call..................................   06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31
David R. Carpenter...............................   06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31
Gary L. Leary....................................   06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31
Warren E. Pinckert II............................   06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31
Lloyd E. Ross....................................   06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31
Jean Bixby Smith.................................   01/28/99            5,000               $70.38
                                                    06/30/99            5,000               $71.94
                                                    11/05/99           10,000               $45.31

---------------
(1) Mr. Reed and Mr. Hartshorn received these stock option grants under the employee stock option plan.

     Filings made by PacifiCare with the Securities and Exchange Commission sometimes "incorporate information by reference." This means PacifiCare is referring you to information that has previously been filed with the Securities and Exchange Commission, and that this information should be considered as part of the filing you are reading. The Performance Graph and Compensation Committee Report on Executive Compensation in this Proxy Statement are specifically not incorporated by reference into any other filings with the Securities and Exchange Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

     During 1999, the Compensation Committee of PacifiCare's Board of Directors consisted of Mr. Burdge, Mr. Carpenter, Mr. Pinckert and Mr. Ross. No member of our Committee was an employee of PacifiCare or any of its subsidiaries during 1999. Each Committee member meets the definition of "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Our Committee has overall responsibility for PacifiCare's executive compensation policies and practices. Our functions include:

     - establishing and periodically reviewing PacifiCare's executive compensation philosophy to assure that it

      1. is effective in attracting, motivating and retaining key officers,

      2. aligns compensation to business strategy and performance,

      3. is consistent with sound competitive practices, and

      4. is administered in the stockholders' best interest;

     - reviewing and administering PacifiCare's compensation practices, policies and plans;

     - annually evaluating the performance of the Chief Executive Officer;

     - reviewing and approving the compensation and benefits for the Chief Executive Officer, the four other top five highest paid executive officers of PacifiCare and reviewing recommendations for the compensation and benefits of each president of a strategic business unit and any officer that has a base salary in excess of $250,000; and

     - making recommendations regarding the compensation of directors.

     Our Committee retains the services of nationally recognized consulting firms that provide independent expertise on executive compensation matters to advise it on trends and issues related to PacifiCare's executive compensation programs.

     Our Committee has provided the following report on the compensation policies of PacifiCare as they apply to its executive officers, the relationship of Company performance to executive compensation and the Chief Executive Officer's compensation.

EXECUTIVE COMPENSATION PHILOSOPHY

     PacifiCare maintains executive compensation programs that we believe are integrated with the business strategies and long-range plans of PacifiCare, are consistent with the markets PacifiCare serves and coincide with the interests of PacifiCare's stockholders. In doing so, our compensation programs reflect the following themes:

     - A compensation program that stresses PacifiCare's financial performance as well as individual performance.

     - Base salary levels consistent with those of companies of similar business structure, size and marketplace orientation.

     - A bonus plan based on the achievement of specific corporate and individual performance goals, with superior performance resulting in total annual cash compensation equal to or above the 75th percentile of compensation paid by companies with a similar business structure, size, complexity, and marketplace orientation.

     - A long-term bonus plan designed to reward and retain key personnel over the long-term and be linked to increases in stockholder value.

     - Stock option plans that use increases in stockholder value to reward and help retain executive officers.

     - A competitive benefit program that meets the needs of PacifiCare's employees and is both economical and easy to administer.

EXECUTIVE COMPENSATION COMPONENTS

     PacifiCare's executive compensation program is based on four components, each of which is intended to serve the overall compensation philosophy.

     Base Salary. Base salary is intended to be set at a level equal to approximately the 50th percentile of the amount paid to executive officers of companies with a similar business structure, complexity, size, and marketplace orientation. The Committee surveys health care, service-oriented and Fortune 1000 companies to provide target salaries for PacifiCare's executive officers, which are then adjusted based on an individual's responsibilities, performance and tenure.

     Annual Incentive Compensation. PacifiCare's annual incentive plan pays bonuses to our executives upon achievement of predetermined performance objectives established by the Committee and approved by PacifiCare's stockholders. The primary performance objective for 1999 at the corporate level was growth in earnings per share. Business unit financial performance objectives, in addition to earnings per share, were established for some executive officers under the annual plan. For each performance objective minimum, target and maximum goals are determined. Achievement of each goal corresponds to a bonus equal to a percentage of an executive officer's salary as determined at the beginning of each fiscal year. The maximum amount that may be awarded to any one participant under the annual incentive plan, as approved by stockholders in 1999, is $2 million.

     Stock Options. Under PacifiCare's stock option plan for executive officers and employees, executive officers are eligible to receive periodic grants of stock options, stock grants, stock awards (instead of cash compensation payments other than base salary) and stock appreciation rights. To date, only non-qualified stock options have been granted pursuant to the employee stock option plan. Awards are intended to retain and motivate executive officers to improve long-term stock performance. Stock options are granted at an exercise price at least equal to the fair market value of the underlying common stock on the date of grant. Stock options, generally, vest in installments over multiple years. Before granting awards, the Committee considers previous grants and stock ownership levels of executive officers and grants of stock options by competitors to their executive officers to ensure that awards are consistent with competitive practices.

     A select group of our executive officers participate in the Amended 1997 Premium Priced Stock Option Plan, as amended. The executive officers, who participate in the Premium Priced Plan, received a one time grant of options. Fifty percent of the options granted under this plan vested during 1999 when PacifiCare's common stock reached a price of $92.50 per share and expire in 2007. The remaining fifty percent vest if the common stock price reaches $114.00 per share by 2002 and will expire if the targeted stock price is not achieved. If the options vest, they will expire in 2007.

     Benefit Plans. PacifiCare also makes available to its executive officers a broad range of benefit programs, that are available to employees generally, including life and disability insurance and a savings and profit-sharing plan or 401(k) plan.

     Executive Officers also are eligible to participate in a non-qualified deferred compensation plan and a non-qualified stock unit deferred compensation plan. Under the non-qualified deferred compensation plan, executive officers may defer all or a portion of their salary or bonus. PacifiCare also offers a stock unit deferred compensation plan under which executive officers may defer all or a portion of their bonuses into units of PacifiCare common stock. In addition, under the stock unit plan, the CEO may defer all or a portion of his base salary. A risk premium is applied to all amounts deferred under this plan. At the time of deferral, the amount deferred, multiplied by the risk premium, is converted into units of common stock at a price of the common stock determined by the Committee based on the closing price of the stock on the Nasdaq National Market. Distributions under the stock unit plan are made in shares of PacifiCare common stock.

     Finally, PacifiCare offers a statutory restoration plan where executive officers may defer the amount of their salary and/or bonus that they could defer under the terms of the 401(k) Plan, except for the application of statutory limits imposed by the tax laws for qualified plans. PacifiCare provides matching contributions up to a certain percentage and profit-sharing contributions to this plan.

1999 ACTIONS

     In 1999, the Committee reviewed and recommended approval by the full Board of its charter. In addition, the Committee reviewed PacifiCare's executive compensation philosophy and requested that its consultant review the Committee's choice of comparative industry compensation data, which it uses for compensation comparisons. Based upon this review, the Committee decided to continue to use the same comparative survey material that it used in 1998. The Committee has emphasized that use of comparative compensation data should be periodically reviewed and updated consistent with PacifiCare's growth and strategic business plans.

     The last performance cycle for PacifiCare's suspended long-term incentive plan ended in 1999. Awards for this last performance cycle were granted by the Committee in the first quarter of this year.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) and the regulations promulgated thereunder limit the tax deduction to $1 million for compensation paid to PacifiCare's most highly compensated executive officers. Certain types of compensation are deductible only if performance criteria are specified in detail and stockholders have approved the compensation arrangements. In response to the requirements of
Section 162(m), the Committee administers the employee stock option plan, the annual bonus plan, the premium priced plan and has obtained stockholder approval for each of these plans. The Committee believes that PacifiCare is in substantial compliance with Section 162(m) and intends to continue to substantially comply with the requirements of Section 162(m) to the extent such compliance is practicable and in the best interest of PacifiCare and its stockholders.

CEO COMPENSATION

     During 1999, the Committee focused on succession planning for the chief executive officer of PacifiCare. At the conclusion of this process, Alan Hoops, PacifiCare's' Chief Executive Officer, agreed that he would not retire until the earlier of March 31, 2001 or if there were a change of control of PacifiCare. Mr. Hoops also agreed to participate with the board of directors in conducting a search for a new chief executive officer.

     As part of this process, the Executive Committee reviewed Mr. Hoops' existing employment agreement and agreed to modify the agreement to address succession and retirement issues. A description of Mr. Hoops' modified agreement is located in the executive compensation section of the proxy statement.

     During 1999, Mr. Hoops earned a base salary of $920,000. Mr. Hoops also earned a $1.1 million bonus under the annual incentive plan. The Committee set Mr. Hoops' bonus performance objectives for 1999 based upon achieving a predetermined earnings per share and selected strategic objectives. Mr. Hoops received a bonus equal to 120 percent of his base salary out of a maximum opportunity of 150 percent of his base salary. Mr. Hoops' salary for 2000 was not increased by the Committee.

     Mr. Hoops received a stock option grant during 1999 to purchase 60,000 shares of PacifiCare common stock at an exercise price of $71.59 per share (the fair market value of the stock at the time of grant) and another stock option grant to purchase 100,000 shares of common stock at an exercise price of $45.31 per share (the fair market value of the stock at the time of grant). The options to purchase 60,000 shares of common stock vest 25 percent per year following the first year of grant. The options to purchase 100,000 shares of common stock vest 25 percent per year following the first year of grant if the stock price reaches $60.00 per share. If the $60.00 stock price is not reached, the options that did not vest and an additional 25 percent of the Options will vest on the next anniversary of the date of grant if the $60.00 stock price is reached before the anniversary of the date of grant. If the options have not vested by the fifth anniversary of the date of grant, then all of the options shall immediately vest on that date.

     The foregoing report has been furnished by:

                                          David R. Carpenter, Chairman
                                          Richard M. Burdge
                                          Warren E. Pinckert II
                                          Lloyd Ross

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the cumulative total return to the stockholders of PacifiCare's common stock for the previous year and PacifiCare's Class B common stock (prior to conversion into common stock) during the four years prior to 2000 in comparison to the cumulative total return on the Standard & Poor's Health Care Composite Index and Standard & Poor's 500 Stock Index.

                               PERFORMANCE GRAPH

                                                  PACIFICARE HEALTH SYS          HEALTH CARE-500              S&P 500 INDEX
                                                  ---------------------          ---------------              -------------
Sep-94                                                     100                         100                         100
Sep-95                                                      91                         143                         130
Sep-96                                                     115                         187                         156
Dec-96                                                     114                         196                         169
Dec-97                                                      70                         282                         225
Dec-98                                                     106                         406                         290
Dec-99                                                      71                         373                         350

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     PacifiCare and its subsidiaries purchased health care services from various medical service organizations owned by UniHealth Foundation totaling $63 million for the year ended December 31, 1999. UniHealth Foundation purchased health care coverage from PacifiCare and its subsidiaries in the amount of $0.2 million for the year ended December 31, 1999.

     We contract with Joseph S. Konowiecki, a professional corporation, for his services as Executive Vice President, General Counsel and Secretary of PacifiCare. For these services, we pay his professional corporation $132,000 per year. Mr. Konowiecki also receives an automobile allowance and a cellular telephone. In addition, Mr. Konowiecki is eligible to participate in the employee stock option plan and the Premium Priced Stock Option Plan. During 1999, he received two nonqualified stock option awards. He received 15,000 options with an exercise price of $71.59 per share, and 35,000 options with an exercise price of $45.31 per share. As of January 7, 2000, Mr. Konowiecki held 162,500 vested nonqualified stock options at a weighted average exercise price of $65.73 per share.

     The contract has an indefinite term. If the contract is terminated for reasons other than Mr. Konowiecki's incapacity, disability or misconduct, Mr. Konowiecki's professional corporation will receive its annual fee for two years. In addition, Mr. Konowiecki will have the right to exercise all of his vested options within one year of the date of termination. However, if following involuntary termination, Mr. Konowiecki is retained on a similar basis by any of our competitors, the termination payments are reduced by amounts equal to the payments received from the competitor.

     Further, if this contract is terminated within 24 months following a change of control of PacifiCare, Mr. Konowiecki's professional corporation will receive its annual fee for two years. Upon a change of control

(as defined in the employee stock option plan) all of Mr. Konowiecki's nonqualified options will automatically vest and become fully exercisable. In addition, Mr. Konowiecki will receive the cash payment on his premium priced stock options similar to the cash payment the NEOs will receive. The maximum cash payment to Mr. Konowiecki could be approximately $2 million.

     During 1999, we paid Konowiecki & Rank LLP, a law partnership, $9 million in legal fees. Mr. Konowiecki's professional corporation is a partner of the firm, and receives income through the partnership.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     PacifiCare believes that during 1999, all filings with the SEC of its officers, directors and 10 percent shareholders complied with the requirement for reporting ownership and changes in ownership of PacifiCare's Common Stock pursuant to Section 16(a) of the Exchange Act, except that Jack R. Anderson, John E. Kao, Mitchell J. Goodstein and Eric D. Sipf each did not file a report for one transaction on a timely basis. Once discovered, these oversights were promptly corrected.

                  RELATIONSHIP OF CERTIFIED PUBLIC ACCOUNTANTS

     Our Board has selected Ernst & Young LLP as PacifiCare's independent public accountants for the current fiscal year. They have served in this capacity since 1984.

     We expect representatives of Ernst & Young LLP to attend the annual meeting, make a statement if they so desire, and be available to respond to appropriate questions. If possible, such questions should be submitted in writing to PacifiCare, at least 10 days prior to the annual meeting, at P.O. Box 25186, Santa Ana, California 92799-5186, Attention: Investor Relations.

                OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

     At the time this proxy statement was published, the Board of Directors knew of no other matters constituting a proper subject for action by the stockholders which would be presented at the annual meeting. However, if any other business should come before the meeting for stockholder action, the persons acting under proxies in the enclosed proxy card will vote thereon in accordance with their best judgment.

                            STOCKHOLDERS' PROPOSALS

     If you want us to consider including a proposal in our 2001 proxy statement, you must deliver it to PacifiCare's Investor Relations department no later than December 31, 2000. Proposals should be submitted in writing to, Investor Relations, P.O. Box 25186, Santa Ana, California 92799-5186. Unless a stockholder who wishes to bring a matter before the stockholders at PacifiCare's 2001 annual meeting of stockholders notifies the PacifiCare of such matter prior to April 4, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

SOLICITATION OF PROXIES

     PacifiCare will pay the entire cost of the solicitation of proxies of holders of common stock, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to its stockholders. Copies of the solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. PacifiCare may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, letter or personal solicitation by PacifiCare's Directors, officers or employees and by ChaseMellon Shareholder Services. No additional compensation will be paid to Directors, officers or employees for such services.

     NOTE: ON WRITTEN REQUEST OF ANY STOCKHOLDER ENTITLED TO RECEIVE THIS PROXY STATEMENT, PACIFICARE WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC. ANY SUCH REQUEST SHOULD BE ADDRESSED TO INVESTOR RELATIONS, PACIFICARE AT P.O. BOX 25186, SANTA ANA, CALIFORNIA 92799-5186, ATTENTION: INVESTOR RELATIONS DEPARTMENT. THE REQUEST MUST INCLUDE REPRESENTATION BY THE STOCKHOLDER THAT, AS OF MAY 12, 2000, SAID STOCKHOLDER WAS A STOCKHOLDER OF PACIFICARE ON SUCH DATE.

                                          By order of the Board of Directors

                                          /s/ Joseph S. Konowiecki
                                          Joseph S. Konowiecki
                                          Secretary

PROXY

                                   PROXY CARD

                         PACIFICARE HEALTH SYSTEMS, INC.

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned holder of common stock acknowledges receipt of a copy of the Annual Report and the proxy statement, dated May 19, 2000, and, revoking any proxy heretofore given, hereby constitutes and appoints Messrs. David Reed and Terry Hartshorn, and each of them, as proxies, with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, cumulatively or otherwise as designated below, all the shares of PacifiCare common stock held of record by the undersigned on May 12, 2000, at the Annual Meeting of Stockholders to be held on June 22, 2000 or any adjournment thereof.


                              FOLD AND DETACH HERE

        Please mark your
        vote as indicated
        in this example. [X]

1.  ELECTION OF DIRECTORS
    FOR the nominee listed below [ ]

WITHHOLD AUTHORITY [ ]
Except as indicated to the contrary) (To vote for nominees listed below)


Alan R. Hoops     Gary L. Leary     Warren E. Pinckert II     David A. Reed

Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)




2. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

3.  If you plan to attend the Annual Meeting, please check here: [ ]


PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)                              DATED:            , 2000


Please sign exactly as your name appears on the proxy. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

[Arrow Up] FOLD AND DETACH HERE [Arrow Up]

                         VOTING INSTRUCTIONS TO TRUSTEE
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JUNE 22, 2000

        THE TRUSTEE SOLICITS THESE VOTING INSTRUCTIONS FROM PARTICIPANTS IN THE PACIFICARE HEALTH SYSTEMS, INC. SAVINGS AND PROFIT-SHARING PLAN WHO HAVE RIGHTS IN THE COMMON STOCK


The undersigned Participant in the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan or 401(k) Plan hereby instructs Wells Fargo Bank, as Trustee, to vote all shares of PacifiCare common stock allocated to the accounts of the undersigned under the 401(k) Plan, and to act in its discretion upon such other business as may properly come before, and to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 22, 2000, or any adjournment thereof.

       PLEASE CAREFULLY REVIEW THE ENCLOSED NOTICE TO 401(K) PLAN PARTICIPANTS BEFORE COMPLETING AND MAILING THIS CARD.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

        Please mark
        your vote as
        indicated in [X]
        this example


        FOR [ ]                AGAINST [ ]                ABSTAIN [ ]

1.  ELECTION OF DIRECTORS

    Alan R. Hoops     Gary L. Leary     Warren E. Pinckert II     David A. Reed


(Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below)




2. The Trustee may vote in its discretion upon such other business as may properly come before the meeting.


3.  If you plan to attend the Annual Meeting, please check here. [ ]

IF THIS CARD IS PROPERLY EXECUTED, THE TRUSTEE WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE TRUSTEE WILL VOTE FOR PROPOSALS 1 THROUGH 2.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



Signature(s)__________________________________________ DATED: ___________, 2000.

Please sign exactly as your name appears on the proxy. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              FOLD AND DETACH HERE